SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A



                                 Amendment No. 4
                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



          Date of Report (date of earliest event reported) June 9, 2002



                          OLYMPUS COMMUNICATIONS, L.P.
                           OLYMPUS CAPITAL CORPORATION
           (Exact names of registrants as specified in their charters)


            Delaware                        333-19327            25-1622615
            Delaware                      333-19327-01           23-2868925
(States or other jurisdictions of         (Commission          (IRS Employer
         incorporation)                  File Numbers)      Identification Nos.)

               One North Main Street - Coudersport, PA 16915-1141
               (Address of principal executive offices) (Zip Code)



        Registrants' telephone number, including area code (814) 274-9830



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     This Form 8-K/A amends and restates the Registrants' response to Item 4 of
Amendment 3 to the Registrants' Form 8-K/A, filed with the Securities and Exchange Commission (the "Commission") on August 13, 2002 ("Amendment No. 3"), in order to disclose the response of Deloitte & Touche LLP ("Deloitte") to Amendment No. 3.

Item 4

     Olympus Communications, L.P. ("Olympus") is a limited partnership between ACC Operations, Inc. and ACC Holdings II, LLC, wholly-owned subsidiaries of Adelphia Communications Corporation ("Adelphia"). Olympus Capital Corporation ("Olympus Capital") is a wholly-owned subsidiary of Olympus.

     As used herein, the term the "Registrants" collectively refers to Olympus and Olympus Capital and the term the "Company" refers to Adelphia and its subsidiaries, including the Registrants.

     On June 9, 2002, Adelphia dismissed Deloitte, its former independent accountants. On June 10, 2002, Deloitte confirmed in writing to Adelphia that the client-auditor relationship between Deloitte and Adelphia, the Registrants and certain other subsidiaries of Adelphia had ceased. On June 13, 2002, Adelphia retained PricewaterhouseCoopers LLP ("PwC") as its new independent accountants. Under this engagement PwC will serve as independent accountants of the Registrants and certain other subsidiaries of Adelphia. The Board of Directors of Adelphia and the Audit Committee of the Board of Directors of Adelphia (the "Audit Committee") approved the decision to change independent accountants. On June 14, 2002, Deloitte notified Adelphia that it was withdrawing its reports on the financial statements of Adelphia, the Registrants and certain other subsidiaries and affiliates of Adelphia.

     The Registrants have not yet completed their financial statements or filed their Annual Reports on Form 10-K for the year ended December 31, 2001, nor have the Registrants filed their Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002. As of the date on which Deloitte was dismissed as the Registrants' independent public accountants, Deloitte had not completed its audit nor had it issued its report with respect to the Registrants' financial statements for the year ended December 31, 2001.

     The report of Deloitte on the financial statements of the Registrants for the years ended December 31, 2000 and December 31, 1999 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2001 and December 31, 2000, and through the date of this Form 8-K, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure that, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of such disagreement in its reports on the financial statements.



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     The events described under the heading "Reportable Events" below are
Reportable Events within the meaning of Item 304(a)(1)(v) of Regulation S-K. Deloitte advised the Registrants in its Letter regarding change in certifying accountant filed as Exhibit 16.1 to the Registrants' Form 8-K filed with the Commission on July 2, 2002 (the "Exhibit 16.1 Letter") that (i) the following "Reportable Events" caused Deloitte to believe that the scope of its audit needed to be significantly expanded and (ii) such events, if investigated further, may (a) materially impact the fairness or reliability of Deloitte's previously issued audit reports or the underlying financial statements or (b) lead Deloitte to no longer be able to rely on management. At the time of Deloitte's dismissal, the composition of Adelphia's Board of Directors, Audit Committee, and management had changed from the composition at the time the matters discussed below under the heading "Reportable Events" occurred.

     The Audit Committee discussed the Reportable Events referred to below with Deloitte and the Registrants authorized Deloitte to respond fully to inquiries of PwC concerning the Reportable Events.

     In March 2002, Adelphia's Board of Directors appointed a Special Committee of Independent Directors (the "Special Committee") whose charter was later expanded to include authority to review business relationships between Adelphia and affiliates of the Rigas family. The Special Committee is investigating, among other things, transactions between Adelphia and its subsidiaries on the one hand, and the Rigas family and their affiliates on the other hand, including the facts underlying the "Reportable Events" described below. The Special Committee's investigation is proceeding, and information developed by the Special Committee has formed part of the basis of: (1) a criminal indictment of five former members of management, (2) a civil suit by the Commission, (3) Adelphia's civil suit against, among others, the former controlling family of Adelphia, and (4) action taken against certain employees, including dismissal, mandatory leave, and job reassignment. Adelphia anticipates that the internal investigation by the Special Committee may continue to disclose improper action by prior management and others that may require further changes to or supplements of previously filed financial statements. In addition, the Reportable Events described below and in the Exhibit 16.1 Letter arose out of events that occurred during prior management's tenure.

Reportable Events
-----------------

     As part of its review the Special Committee identified accounting and disclosure issues, some of which raised questions about whether Adelphia's management had engaged in improper activities. On May 14, 2002, Deloitte advised Adelphia that it had suspended its audit of the financial statements of Adelphia and the Registrants for the year ended December 31, 2001 and provided Adelphia with a list of issues that, according to Deloitte, needed to be resolved before the issuance of Adelphia's and the Registrants' Annual Reports on Form 10-K. Included in this list were circumstances that raised questions about whether employees of Adelphia had falsified accounting records and/or engaged in other conduct in violation of law. On May 15, 2002, the Board of Directors authorized a formal investigation by counsel to the Special Committee into the nature and propriety of transactions between Adelphia and affiliates of the Rigas family, the integrity of Adelphia's books and records, the accuracy and completeness of Adelphia's financial accounting, Adelphia's compliance with its obligations under credit agreements and other debt instruments, and any other matters related to Adelphia that the Special Committee decides should


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be investigated. On June 9, 2002, following the transmission of (and without acknowledging receipt of) Adelphia's letter dismissing Deloitte, Adelphia received a letter from Deloitte in which Deloitte stated that it was still not prepared to resume its audit. In that letter Deloitte noted that Adelphia continued to employ executives who might have been involved in inappropriate conduct related to Adelphia's financial reporting and stated: "To the extent that any of those persons have been involved in illegal activities, there is no way that we would be willing to rely on their representations, and indeed the mere fact that they remain in their positions raises additional concerns." In a letter dated June 13, 2002 to Deloitte, Adelphia responded by noting that since May 25 Adelphia's accounting and finance staff have been headed by Christopher Dunstan, Chief Financial Officer and Treasurer, and Steven B. Teuscher, Chief Accounting Officer. In addition, Adelphia has retained Conway, Del Genio, Gries & Co. LLC ("Conway Del Genio") for restructuring advice. Neither Messrs. Dunstan or Teuscher, nor Conway Del Genio, had any connection with Adelphia during the time that the potentially improper activities may have occurred. The members of Adelphia's accounting, finance and bank and investor relations staff referred to in Deloitte's letter, who may have known about or been directly implicated in inappropriate conduct, have been discharged, placed on leave, or have been transferred to other duties pending completion of the investigation being conducted by counsel to the Special Committee. In the letter, Adelphia noted that: "The management representations required in connection with the audit of Adelphia's financial statements will be provided by officers who had no involvement in prior management's improper activities and who will be adequately informed about the issues relating to the company's financial statements by the findings of the Special Committee counsel."

     Co- Borrowing Agreements
     ------------------------

     As reported in Adelphia's Form 8-K filed with the Commission on May 24, 2002, various subsidiaries of Adelphia have entered into co-borrowing facilities with certain entities owned by the Rigas family and managed by Adelphia (the "Rigas Entities"). Historically, Deloitte had issued an unqualified audit opinion with respect to Adelphia financial statements that only reported the borrowings attributable to Adelphia and its subsidiaries under such co-borrowing agreements on such financial statements, and provided footnote disclosure as to the total amount of borrowings permitted under such facilities without disclosing the amount of such borrowings attributable to the Rigas Entities then outstanding and without stating that the outstanding borrowings attributable to the Rigas Entities were not included in the borrowings reflected as indebtedness on Adelphia financial statements.

     On May 9, 2002, Deloitte met with Timothy Rigas, former Chief Financial Officer, James Brown, former Vice President of Finance, (both of whom have been arrested and named as defendants in a criminal action by the United States Attorney's Office and a civil action brought by the Commission), counsel for Adelphia and counsel for Timothy Rigas to prepare for a May 10, 2002 meeting with the Commission to discuss Adelphia's tentative conclusions regarding the accounting treatment for Adelphia's co-borrowing agreements. At the May 9 meeting, Deloitte took the position that all debt under the co-borrowing agreements, except the amounts directly used by the Rigas Entities for acquisitions and operating expenses, should be recorded as debt on Adelphia's consolidated financial statements. Deloitte supported the position that the Rigas Entities are the primary obligors for those amounts directly used in their


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business, and therefore, this debt need not be recorded by Adelphia. This position was presented by prior management and Deloitte at the meeting with the Commission on May 10, 2002.

     At the May 10, 2002 meeting, the Commission requested that Deloitte and Adelphia provide the Commission with copies of two letters from Adelphia's outside counsel at that time, Buchanan Ingersoll, which contained a legal analysis that Deloitte relied upon in reaching its position concerning the amount of the co-borrowings to carry on Adelphia's balance sheet. Immediately following the May 10, 2002 meeting with the Commission, Deloitte urged Adelphia to provide the Commission with both the first and the second Buchanan Ingersoll letter. Timothy Rigas and his counsel were initially opposed to providing the Commission with the second Buchanan Ingersoll letter; however, Adelphia subsequently authorized Deloitte to provide the letter to the SEC.

     Subsequent to the May 10, 2002 meeting with the Commission and based on the input and discussion with the Commission, Adelphia changed its preliminary conclusion concerning the accounting treatment of the co-borrowing agreements. Through the date of Deloitte's dismissal, Deloitte and Adelphia were in continued discussions over what portion, if not all, of the borrowings under the co-borrowing agreements attributable to the Rigas Entities under the co-borrowing agreements should be reported on Adelphia's consolidated financial statements. This issue had not been resolved at the time of Deloitte's dismissal, and if Deloitte had not been dismissed and the issue had remained unresolved it would have constituted a "disagreement" within the meaning of
Section 303(a)(1)(iv) of Regulation S-K.

     Adelphia announced on May 23, 2002 that it has tentatively concluded that it would increase to approximately $2.6 billion the amount of indebtedness to be included in its consolidated financial statements, as of December 31, 2001, to reflect the full amount of principal borrowings by the Rigas Entities under the co-borrowing arrangements for which subsidiaries of Adelphia are jointly and severally liable. Adelphia and PwC are continuing to evaluate this position.

     Digital Cable Converter Boxes
     -----------------------------

     A post-closing journal entry was made by Adelphia, effective as of December 31, 2001, to record approximately $102 million in digital cable converter boxes as an asset on the books of a Rigas Entity that was party to one of the co-borrowing agreements but that was not a subsidiary of Adelphia. In a related transaction, $102 million in borrowings under a co-borrowing agreement were removed from Adelphia's books and recorded on the books of another Rigas Entity. On April 29, 2002, Deloitte advised the Audit Committee of its concerns regarding the transactions including, prior management's initial inability to explain the basis for the transactions and the inability of prior management to provide proper evidence for such transactions. Deloitte was also concerned with the following: (i) the cable converter boxes had originally been transferred by Adelphia in October 2001 to a Rigas Entity that did not engage in cable operations, (ii) the debt assumed was recorded on the books of a different entity than the one on whose books the cable converter boxes were recorded,
(iii) the quantity of cable converter boxes was substantially in excess of the quantities that could be used by the Rigas Entity and (iv) the transfer of the cable converter boxes to a Rigas Entity had the effect of reducing the capital


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expenditures of Adelphia without a readily apparent justification. The Audit
Committee immediately conducted an investigation, and during interviews with prior management (including persons who have subsequently been arrested and named as defendants in criminal and civil actions brought by the United States), was given information, the accuracy of which is in question due to recent events and the Special Committee's investigation, indicating that there was a business purpose for the transactions. However, as a result of the Audit Committee's investigation, the Audit Committee concluded that the accounting for the transaction was improper and the entries should be reversed so that the $102 million in cable converter boxes and the related indebtedness under the co-borrowing agreement would be recorded on the financial statements of Adelphia.

     Debt Compliance Issues including Required Financial Statements
     --------------------------------------------------------------

     UCA/HHC Waiver: Adelphia was required to provide audited financials to the lenders under its UCA/HHC co-borrowing agreement by April 30, 2002. As of April 27, 2002, Deloitte had indicated that it did not yet have the necessary information to enable them to issue their report on the combined financial statements of the borrowing group but that it would endeavor to make the April 30, 2002 deadline. Adelphia sought a waiver from the lenders of the requirement to deliver audited financials by April 30, 2002. Adelphia did not advise Deloitte that it was seeking a waiver or of the status of its efforts to obtain such a waiver as they wanted Deloitte to continue working towards issuing its report on the combined financial statements of the borrowing group to be issued prior to the date, May 1, 2002, that would trigger a default under the agreement. Adelphia received the waiver on the afternoon of April 30, 2002. Adelphia then prepared a press release announcing, among other events, the waiver. A draft of this release was discussed via conference call with outside Adelphia counsel into the evening of April 30, 2002 and the early morning hours of May 1, 2002. Adelphia and its outside counsel discussed the necessity of clearing the press release with Deloitte before being issued to the public. The draft press release announcing the waiver was sent to Deloitte after it had been approved by Adelphia and its outside counsel early in the morning hours of May 1, 2002, prior to the time the press release was issued.

     Certification and Calculation Issues: In the Exhibit 16.1 Letter Deloitte advised the Audit Committee to investigate certain matters in connection with debt compliance calculations and certifications required by Adelphia's and certain of Adelphia's subsidiaries' compliance with their respective public indenture and other credit agreements including: (i) certifications of debt compliance prepared by Adelphia and sent to the respective trustees that were not supported by underlying calculations, (ii) certifications of debt compliance sent to the respective trustees that did not contain the appropriate number of signatories or were signed by an unauthorized person and (iii) a $275 million intercompany dividend that was recorded through a journal entry made by Adelphia on May 6, 2002, that had been backdated to give retroactive effect to the transaction as if it had occurred in February 2002. The Special Committee is continuing to investigate these matters and Adelphia is working with new management and PwC to properly account for these matters.

     At the close of business on Thursday, June 13, 2002, the Registrants faxed a draft of the disclosures made under Item 4 to the Registrants' Form 8-K filed with the Commission on June 28, 2002 to Deloitte, which advised the Registrants that it would not provide comments on such draft, but rather would respond to the Registrants' filing by transmitting to the Registrants a letter


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addressed to the Commission pursuant to Item 304(a)(3) of Regulation S-K. A copy of such letter is filed as Exhibit 16.1 to the Registrants' form 8-K filed on July 2, 2002. On Thursday, August 8, 2002, the Registrants faxed a draft of Amendment No. 3, which includes the changes made to Item 4 since July 2, 2002 to Deloitte. On Friday, August 16, 2002, Deloitte informed Adelphia that it had read Amendment No. 3 and it believes there continue to be inaccuracies and omissions in this Form 8-K/A, which it believes are evident from a review of the
Exhibit 16.1 Letter. Deloitte did not provide any further comments to Amendment No. 3.

     Adelphia believes that Deloitte's refusal to resume its audit was unreasonable. In light of that unreasonable refusal, Adelphia determined that it was not appropriate to share with Deloitte any additional information, including the information Deloitte claims was withheld.

Cautionary Statement Regarding Financial and Operating Data

     As previously reported, as a result of actions taken by the former management of Adelphia: (a) Adelphia has not yet completed its financial statements as of or for the year ended December 31, 2001, or received its independent auditors' reports thereon or filed with the Commission its Form 10-K for the year ended December 31, 2001; (b) Adelphia has not yet completed its financial statements as of and for the three months ended March 31, 2002, or filed with the Commission its Form 10-Q for the quarter ended March 31, 2002; and (c) Adelphia expects to restate its financial statements for the years ended December 31, 1999 and 2000, and its interim financial statements for 2001 and possibly other periods. Current management took control in May 2002 and has retained new independent auditors and begun the preparation of new financial statements for the periods in question; however, Adelphia does not believe that it will have completed the preparation of the foregoing financial information prior to the conclusion of the third quarter. In addition, current management believes that the public information provided by prior management on other matters of interest to investors, such as Adelphia's rebuild percentage (the percentage of Adelphia's cable television systems that Adelphia believes have been upgraded to current standards), was unreliable. As a result, the Registrants anticipate that they may have to supplement the financial and other information contained in this Form 8-K and that such supplemental information may be material.

Cautionary Statement Regarding Forward Looking Statements

     This document includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding Adelphia, the Registrants and their subsidiaries' (collectively, the "the Registrants'") expected future financial position, results of operations, cash flows, restructuring and financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ from the Registrants' expectations. The Registrants do not undertake a duty to update such forward-looking statements.


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     Actual future results and trends for the Registrants may differ materially depending on a variety of factors discussed in the Registrants' filings with the Commission, including their recently filed Current Reports on Form 8-K, the most recently filed Quarterly Reports on Form 10-Q and the Forms 10-K for the year ended December 31, 2000. Factors that may affect the plans or results of the Registrants include, without limitation: (a) Adelphia's and the Registrants' filing of petitions for relief under Chapter 11 of the United States Bankruptcy Code; (b) the results of litigation against Adelphia including the recently filed civil complaint by the Commission and the potential for a criminal indictment of Adelphia; (c) the lack of substantial cable industry experience among certain members Adelphia's senior management; (d) the effects of government regulations and the actions of local cable franchise authorities; (e) the availability of debtor-in-possession financing and surety bonds to support Adelphia's operations; (f) the results of Adelphia's internal investigation and the matters described above under "Cautionary Statement Regarding Financial and Operating Data"; (g) actions of Adelphia's competitors; (h) the pricing and availability of equipment, materials, inventories and programming; (i) product acceptance and customer spending patterns; (j) Adelphia's ability to execute on its business plans, to provide uninterrupted service to its customers and to conduct, expand and upgrades its networks; (k) technological developments; (l) matters relating to or in connection with the recent bankruptcy filing and proceedings of Adelphia Business Solutions, Inc.; (m) changes in general economic conditions and/or economic conditions in the markets in which Adelphia may, from time to time, compete; (n) the movement of interest rates and the resulting impact on Adelphia's interest obligations with respect to its pre-petition bank debt; and (o) the delisting of Adelphia Communication Corporation's common stock by Nasdaq. Many of such factors are beyond the control of Adelphia and its management.

Item 7(c). Exhibits

16.1      Letter regarding change in certifying accountant. Previously filed.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 20, 2002                   OLYMPUS COMMUNICATIONS, L.P.
                                        (Registrant)

                                        By: /s/ Christopher T. Dunstan
                                            ------------------------------
                                            Christopher T. Dunstan
                                            Chief Financial Officer


                                        OLYMPUS CAPITAL CORPORATION (Registrant)

                                        By: /s/ Christopher T. Dunstan
                                            ------------------------------
                                            Christopher T. Dunstan
                                            Chief Financial Officer


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                                  EXHIBIT INDEX

Exhibit No.    Description

16.1 Letter regarding change in certifying accountant. Previously filed.


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